EXHIBIT 10.01
Deed Roll No. 1032/1997


                             R e c o r d e d
             in Dusseldorf on this 29th day of October 1997


Before me, the undersigned notary


Dr. Burkhard Punder


with place of office in Dusseldorf


in the district of the Oberlandesgericht Dusseldorf


appeared today:

1. Dr. Christian Decher, attorney at law, born 11th February 1958, hereinafter not acting on his own, but on the basis of a written power of attorney of today which was presented in the original and of which the notary took a certified copy and appended it hereto as Annex A for and on behalf of Mr. Dieter G. Weiss, Diplom-Ingenieur, Im Winkel 38, 53639 Konigswinter, born on 20th March 1955, (hereinafter referred to as the "Seller 1"), identified by his German passport.

2. Mr. Lothar Hubert Reinartz, Kaufmann, Dischkaul 5, 51143 Koln, born on 20th April 1943, (hereinafter referred to as the "Seller 2"), identified by his German passport.

The persons listed under 1 and 2 are hereinafter also collectively referred to as the
"Sellers".

3. Mrs. Petra Kranz, attorney at law, born 1st June 1966, not acting for herself but:

      a) on the basis of a written power of attorney which was presented in the original and of which the notary took a certified copy and appended it hereto as Annex B for and on behalf of Nelco International Corporation, 2401 E. Katella Avenue, Anaheim, California, U.S.A., (hereinafter the "Buyer") and

      b) on the basis of a written power of attorney which was presented in the original and of which the notary took a certified copy and appended it hereto as Annex C for and on behalf of Park Electrochemical Corp., 5 Dakota Drive, Lake Success, New York 11042, U.S.A., (hereinafter "Park"),

The notary and all persons appearing are in command of the English language.


The persons appearing requested the recording of the following












                       SALE AND PURCHASE AGREEMENT





























































                            Table of Contents



Preamble

Article 1         Definitions
Article 2         Description of the Objects to be Acquired
Article 3         Sale and Transfer
Article 4         Post-Closing Activities
Article 5         Purchase Price
Article 6         Escrow Account
Article 7         Warranties and Representations
Article 8         Legal Consequences
Article 9         Limitation of Claims
Article 10        Put and Call Options
Article 11        Confidentiality
Article 12        Non Competition
Article 13        Applicable Law, Jurisdiction
Article 14        Cost and Taxes
Article 15        Notices
Article 16        Miscellaneous










































                                Article 1
                               Definitions

"Agreement" shall mean this present Sale and Purchase Agreement

"Call Option" shall have the meaning as set forth in Article 1 0. 1

"Company" shall mean Dielektra Gesellschaft mit beschrankter Haftung as more closely identified in Article 2.1, for purposes of Article 7 the term "Company" shall include any and all subsidiaries of Dielektra GmbH.

"Confidential Information " shall have the meaning as set forth in Article
11.

"Consolidated Financial Statements" shall mean the consolidated balance sheet as well as the consolidated profit and loss statement of the Company and all of its subsidiaries.

"Employees" shall have the meaning as set forth in Article 7.10.1.

"Escrow Account" shall have the meaning as set forth in Article 6.1.

"Escrow Amount" shall have the meaning as set forth in Article 6.1.

"Financial Statements" shall have the meaning as set forth in Article
7.4.1.

"Leased Property" shall have the meaning as set forth in Article 7.5.7.

"Material Contracts" shall have the meaning as set forth in Article
7.11.1.

"Park Shares" shall have the meaning as set forth in Article 5.1.

"Personal Property" shall have the meaning as set forth in Article 7.6.1.

"Put Option" shall have the meaning as set forth in Article 10.2.

"Real Property" shall have the meaning as set forth in Article 7.5.1.

"Shares" shall mean any and all shares the Sellers hold in the Company.

"Taxes" shall mean all "Abgaben", "Steuern", Steuerabzugsbetrage", "Zolle" and all types of contributions to mandatory insurance schemes.


                                Article 2
                Description of the Objects to be Acquired

2.1 The Sellers are all shareholders of Dielektra GmbH, registered in the Commercial Register of the Lower Court of Cologne under the registration number HR B 7188. The entire share capital of Dielektra GmbH amounts to DM 20,320,000 and is allocated to the Shares as follows:

      Shares owned
      by the Seller 1:  one share in the nominal amount of DM 5,080,000 one share in the nominal amount of DM 1,016,000 one share in the nominal amount of DM 2,540,000 one share in the nominal amount of DM 2,540,000 one share in the nominal amount of DM 2,540,000 one share in the nominal amount of DM 2,540,000
      Shares owned                                         DM16,256,000


      by the Seller 2:  one share in the nominal amount of DM 4,064,000

      All shares are fully paid in.

2.2 By virtue of a shareholders' resolution the Seller 1 and the Seller 2 hereby resolve to consolidate the shares owned by the Seller I as follows:

      The Seller 1: one share in the nominal amount of DM 16,256,000.

2.3 For the purpose of selling a portion of the share owned by the Seller 1 this single share is hereby split as follows-

      the share in the nominal amount of DM 16,256,000 into one share in the nominal amount of DM 12,192,000 and one share in the nominal amount of DM 4.064,000.


                                Article 3
                            Sale and Transfer

3.1 The Seller 1 hereby sells and transfers to the Buyer, who accepts such sale and transfer, the following share in the Company including any rights to profits for the fiscal year 1997 and any previous fiscal years if such profits have not yet been distributed:

      one share in Dielektra GmbH in the nominal amount of DM 12,192,000.

3.2 The Seller 2 hereby sells and transfers to the Buyer, who accepts such sale and transfer, the following share including any rights to profits for the fiscal year 1997 and any previous fiscal years if such profits have not yet been distributed:

      one share in Dielektra GmbH in the nominal amount of DM 4,064,000.

3.3   The effectiveness of the transfer of the shares pursuant to Article
      3.1 and 3.2 above shall be subject to full payment of the purchase price in accordance with Article 5 of this Agreement.

3.4 The proof of full payment of the purchase price may be furnished by the Sellers by means of an irrevocable confirmation of payment or by the Buyer by means of a confirmation given by the bank instructed to transfer the purchase price stating that the transfer order has been duly performed by the bank and, with regard to the Seller 1, by furnishing a respective share certificate proving the issuance of the Park Shares in favor of the Seller 1 pursuant to Article 5.1.

      The Parties will provide the enacting notary public with the respective proof. The enacting notary public is instructed to attach the confirmation of payment to this notarial deed. Sec. 270
      (1) of the German Civil Code (BGB) remains unaffected.

3.5. The Seller I shall be entitled to sell and transfer its remaining share in the nominal value of DM 4,064,000 only with the prior written approval of the Buyer for a period of five years and three months commencing on the date hereof. The Buyer shall be obligated to give such approval in case of a transfer of the share or parts thereof to the wife and/or children of Seller 1, provided, however, the wife and the children of the Seller 1 will assume simultaneously all rights and obligations of the Seller 1 vis-a-vis the Buyer arising in connection with the Put and Call Options as provided for under Article 10 of this Agreement.



                                Article 4
                         Post-Closing Activities

4.1 Immediately upon signing of this Agreement, the Seller I and the Buyer will enter into a service agreement substantially in the form as it appears in Exhibit A.

4.2 Immediately upon signing of this Agreement the Buyer and Seller 1 will amend the Articles of Association of the Company to comply with the form attached hereto as Exhibit B.

4.3 The Buyer and Park will appoint Seller 1 as ,managing director"or its equivalent of the Buyer's European Operations.


                                Article 5
                             Purchase Price


5.1 The consideration for the share sold by the Seller 1 shall amount to a cash payment of DM 10,850,000 (in words: Deutsche Mark ten million eight hundred and fifty thousand) as provided for under clause (a) below and the issuance of 77,000 shares of common stock par value $10 per share of Park (the "Park Shares").


      (a) On the date hereof the Buyer shall instruct its bank to make the cash payment for the shares sold by the Seller I minus the relevant Escrow Amount provided for in Article 6 below by wire transfer to the following account of the Seller 1:

            Bank:             Deutsche Bank, Bonn, Kaiserplatz 5-9, 53113
                              Bonn, Germany

            Bank code:        380 700 59
            Account No.:      048 0004

      (b) The Seller 1 agrees not to sell, transfer, pledge, encumber or dispose otherwise of the Park Shares received pursuant to this
            Article 5 for a period of three years commencing on the date of receipt of such shares.

      (c)   The Seller 1 is acquiring the Park Shares pursuant to this
            Article 5 and Article 10 solely for his own account for investment and not with a view to, or for sale in connection with, any distribution or other disposition thereof.

            The Seller 1 acknowledges receipt of advice from the Buyer that (i) the Park Shares have not been registered under the Securities Act of 1933 (the "Securities Act"), (ii) the Park Shares must be held indefinitely and the Seller 1 must continue to bear the economic risk of the investment in the Park Shares, unless such Park Shares are subsequently regis-tered under the Securities Act, or an exemption from such registration is available, (iii) if the exemption afforded by Rule 144 of the Securities Act is not available, sale of the Park Shares without registration will require the availability of an exemption under the Securities Act, (iv) an appropriate restrictive legend shall be placed on the certificates) rep-resenting the Park Shares and (v) a notation shall be made in the appropriate records of Park indicating that the Park Shares are subject to restrictions on transfer and, appropriate stop-transfer restrictions will be issued to the transfer agent with respect to the Park Shares. In addition, the Seller I has been given access to and the opportunity to examine all documents and ask questions of, and receive answers from Park and its representatives concerning the business, assets, liabilities, results of operations and financial condition of Park and the terms and conditions of the transaction.

            Either (i) the Seller I is an "accredited investor" as such term is defined in Rule 501 (a) promulgated under the Securities Act or (ii) (a) the Seller's I financial situation is such that the Seller 1 can afford to bear the economic risk of holding the Park Shares for an indefinite period of time,
            (b) the Seller 1 can afford to suffer complete loss of his investment in the Park Shares, and (c) the Seller's 1 knowledge and experience in financial and business matters are such that the Seller 1 is capable of evaluating the merits and risks of the Seller's 1 investment in the Park Shares.

5.2 The consideration for the share sold by the Seller 2 shall amount to a cash payment of DM 4,360,000 (in words: Deutsche Mark four million three hundred and sixty thousand five hundred). On the date hereof the Buyer shall instruct its bank to make the cash payment for the shares sold by the Seller 2 by wire transfer to the following account of Seller 2:

      Bank:             Stadtsparkasse Koln, Hahnenstrabe 57, 50667 Koln,
                        Germany
      Bank code:        370 501 98
      Account No.:      100 456 3795

                                Article 6
                             Escrow Account

6.1 A portion of the Purchase Price for the Seller 1 of DM 1,700,000 (in words: Deutsche Mark one million and seven hundred thousand) shall serve as collateral for any claims relating to breaches for representations and warranties as set forth in Article 7 hereof which the Buyer is entitled to receive in accordance with Article 8 hereof (the "Escrow Amount") and shall be paid by the Buyer into a joint account established at the Stadtsparkasse Koln ("Escrow Account") in accordance with the terms of the Escrow Agreement attached hereto as Schedule 6.1.

6.2 One year after the date hereof the Escrow Amount shall be released in accordance with the following provisions and in the form set out in the Escrow Agreement attached hereto as Schedule 6.1:

6.2.1 To the extent that within one year after the date hereof the Buyer has asserted claims against the Seller 1 in accordance with Article 8 hereof which have either been accepted by the Seller 1 or have been settled between the Seller 1 and the Buyer or have been unappealably resolved by Arbitration award, the Seller 1 shall immediately release such amount of money from the Escrow Account as asserted by the Buyer or settled between the Seller 1 and the Buyer or set out in the Arbitration award, if any.

6.2.2 To the extent that within one year after the date hereof the Buyer has asserted claims against the Seller 1 in accordance with Article 8 hereof which have prior to the expiration of one year after the date hereof not been accepted by the Seller 1 and the Buyer or no finally been resolved by Arbitration award, such amount of money as asserted by the Buyer shall remain in the Escrow Account until the respective claims have finally been settled. Immediately after final settlement the Seller 1 shall release such amount of money from the Escrow Account as asserted by the Buyer or settled between the Seller 1 and the Buyer or set out in the Arbitration award, if any.

6.2.3 Subject to Articles 6.2.1.and 6.2.2 above, the Buyer shall upon expiration of one year after the date hereof or after final settlement in favor of the Seller 1 be obligated to release the Escrow Amount then remaining on the Escrow Account, if any.

6.3 The bank shall make any payments to either the Buyer or the Seller 1 only upon joint order of the Buyer and the Seller 1 in the form set out in Schedule 6.1 or upon presentation of an unappealable Arbitration award awarding one of the Seller 1 or the Buyer certain amount of money. The interest shall follow the principal.

                                Article 7
                     Representations and Warranties

7.1 The Seller 1 represents and warrants as of today the completeness and correctness of all facts and circumstances mentioned or described in Article 7.2 through 7.19.4 below relating to the Company or its business. In as far as these warranties do not constitute "zugesicherte Eigenschaften", the Seller 1 undertakes an independent guarantee for the correctness and completeness of those facts and circumstances.

7.2   The Company

7.2.1 The Company has been duly incorporated and is validly existing under the jurisdiction of its respective place of incorporation and its statutory seat.

7.2.2 There has been no proposal made or resolution adopted by the shareholders for the dissolution and liquidation of the Company or a merger of the Company with any other company, except the resolution to dissolve Dielektra (HK) Ltd. and no liabilities exist with respect to Dielektra (HK) Ltd. except for the costs of the liquidation of Dielektra (HK) Ltd.

7.2.3 No application is pending to declare the Company bankrupt and no application for composition proceedings is pending.

7.2.4 The Articles of Association and comparable documents of the Company read in conformity with the copies thereof attached as Schedule
      7.2.4 and no shareholders' resolution exists relating to the change thereof.

7.2.5 The extract from the Commercial Register, attached as Schedule 7.2.5 is correct and complete. All shareholders' resolutions or other circumstances capable of being registered are reflected in those extracts.

7.2.6 The Company is not bound by "Unternehmensvertrage" within the meaning of Section 291 et. seq. German Stock Corporation Act.

7.2.7 The Company does not and has not held shares or other interests in other companies or similar entities except as disclosed in Schedule
      7.2.7. The percentages of shareholdings shown in Schedule 7.2.7 are correct.

7.2.8 Grundstucksgesellschaft Dielektra GbR has been dissolved with no remaining liabilities and all the assets and interests of Dielektra GbR were transferred to and are now held by the Company.

7.3   Shares

7.3.1 The factual information contained in Article 2 is complete and correct.

7.3.2 The Shares and the shares in all subsidiaries are free and clear of any rights of pledge, charges, liens, attachments, usufructs or any other encumbrances thereof, including, but not limited to, option rights and rights of first refusal, in favor of any third party.
      The Seller 1 can dispose of the Shares without the co-operation, consent or approval of any third party or any governmental authority or court. No restrictions on the transfer of the Shares other than those set forth in the Articles of Association of the Company are in effect.

7.3.3 Since January 1, 1997 no (interim) dividends have been declared on the Share .s except as disclosed in Schedule 7.3.3 nor have any rights to a future dividend or other rights with respect to the Company's profits been committed, transferred or pledged to third parties.

7.3.4 Neither the Sellers nor their spouses nor any members of their families nor any company controlled by them has any interest, direct or indirect, in, nor any relationship with, any trade or business which competes or is likely to compete with the Company's business or which is a customer or supplier of the Company's business.

7.4   Financial Information

7.4.1 The 1996 audited annual reports of Dielektra GmbH and Dielektra U.K. (Ltd.) with respect to the financial statements and financial information as of, and for the years ended, December 31, 1995 and December 31, 1996 (including the apportionment of Dielektra GmbH's equity for tax purposes = "Gliederung des verwendbaren Eigenkapitals") prepared by Quabeck & Partner, Bonn dated March 12, 1997 and The James Rosie Partnership, Galashiels, Scotland,dated March 24, 1997 respectively, (hereinafter collectively referred to as "Financial Statements") all of which have previously been furnished to the Buyer:

      a) have been prepared in accordance with all applicable laws and accounting principals generally accepted in Germany with respect to the preparation of annual accounts ("GAAP") and applied on a consistent basis during the preceding two business years;

      b) present, in as far as the profit and loss accounts with the notes are concerned, correctly, clearly and consistently the results of the Company in the respective year.

7.4.2 The 1996 audited annual reports of Dielektra GmbH and Dielektra U.K. (Ltd.) referred to in Art. 7.4.1 hereof have been furnished with an unrestricted auditor's certificate by the Company's respective auditor.

7.4.3 All accounts, books, ledgers, financial and other records of the Company (including financial information and data stored electronically)

      (a)   are in the possession of the Company;

      (b)   have been properly and accurately maintained;


      (c) contain materially true, complete and accurate records of all matters required to be entered in them by the law; and

      (d)   have been held for the period required by law.


7.4.4 On the relevant balance sheet dates in the Financial Statements, the Company had no liability or commitments, contingent or otherwise, matured or unmatured, not included or provided for in the Financial Statements. There was no need to provide for additional provisions or increase existing provisions.

7.4.5 The Company will have no liabilities other than those fully reflected in the Financial Statements.

7.4.6 The Company has adequate working capital to fund its business in its current state for at least one year after the date hereof.

7.4.7 Since December 31, 1996 and except as disclosed in Schedule 7.4.7:

      (a) The Company's business has been conducted in the ordinary course and there have been no changes in the condition, financial or otherwise, of the Company, which have had a material adverse effect on the net worth of the Company or in general its business, results of operation or financial condition;

      (b) The Company has not entered into any transaction or incurred any liability or obligation which individually or in the aggregate was material to its business other than transactions concluded and/or liabilities or obligations incurred in the ordinary course of business of the Company, in particular no direct or indirect payments have been made to the Sellers, or entities in which the Sellers own any interest;

      (c) There has not been any damage, destruction, or other casualty loss (whether or not covered by insurance), which has had a material adverse effect on the business or assets of the Company or which would reasonably be expected to have material adverse effect on the Company;

      (d) There have not been any incurrence, assumption or guarantee by the Company of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices;

      (e) There has not been an increase or material reduction of inventory other than in the ordinary course of the Company's business;

      (f) None of the inventory items reflected in the Financial Statements has been realized for an amount less than that reflected in those Financial Statements with the exception of sales of slow moving and obsolete items in stock.

      (g) The Company has not offered price reductions or discounts or allowances on sales of inventory items or sold inventory items at less than cost with the exception of sales of slow moving and obsolete items in stock;

      (h) There have not been any (i) grant of any severance or termination payment to any managing director or other employee of the Company, (ii) increase in benefits payable under the severance or termination policy of the Company or any employment agreement or (iii) increase in compensation, bonus or other benefits payable to the managing directors or other employees of the Company, other than in the ordinary course of business during the past three years.



7.4.8 Schedule 7.4.8 lists completely all banking or financing relationships of the Company and all bank loans and other loans taken out by the Company together with their respective main terms and conditions.

7.4.9 The Company has no indebtedness to related companies and individuals other than as disclosed in Schedule 7.4.9.

7.4.10 None of the loan facilities granted to the Company is dependent on the guarantee or support or indemnity of, or any security provided by, a third party other than the Company.

7.4.11 The Company has not factored or encumbered its receivables.

7.5    Real Property

7.5.1 The real property including, but not limited to, all buildings and structures thereon, listed in Schedule 7.5.1 (collectively: the "Real Property") comprises all real property owned by the Company.

7.5.2 The excerpts from the Land Register (including cadastral maps) as they appear in Schedule 7.5.2 correctly and completely reflect the factual and legal situation concerning all the Real Property to which the Company holds title.

7.5.3 The Company has not entered into any legal transaction or granted any rights which could lead to a change of the situation referred to in the preceding subsection. Such changes will not occur as the result of legal actions initiated by third parties.

7.5.4 The Real Property is not subject to any foreclosure measures ("Zwangsvollstreckungsmabnahmen").

7.5.5 Except as disclosed in Schedule 7.5.5 no governmental subsidy has been requested or granted with respect to any of the Real Property which would or does impose conditions which must still be fulfilled in connection with the use of the property.

7.5.6 Schedule 7.5.6 sets forth all Real Property that has been leased (Miete, Pacht) by the Company as landlord on the terms and conditions stated in such Schedule. None of the Real Property is subject to any other lease agreement and no purchase options, rights of first refusal (except statutory rights) or other preferential purchase rights.

7.5.7 Schedule 7.5.7 sets forth all real property that has been leased by the Company as tenant (the "Leased Property") on the terms and conditions stated in such Schedule. The Leased Property is fully suitable for the purpose for which it is leased. There are no other lease agreements where the Company is tenant.

7.5.8 All obligations of the Company towards the lessors and lessees arising from the lease agreements referred to in the two preceding subsections have been complied with. There are no disputes regarding those agreements pending or threatened.

7.5.9 Neither public law nor rights of third parties prohibit or restrict the present use of the Real Property. No construction on or use of the Real Property has taken place without the necessary licenses or permits.

7.5.10 The Leased Property (including buildings) is in accordance with all terms of the relevant lease agreements.


7.5.11 Except as disclosed in Schedule 7.5.11, the Real Property and the Leased Property do not contain any asbestos or other material which is damaging to health.

7.5.12 Except as disclosed in Schedule 7.5.11, the Real Property, its surroundings and its groundwater are not polluted or contaminated in a way which would require remedial action and the Company is not subject to any fines or penalties resulting from its failure to comply with any law or regulation. The same applies for formerly owned Real Property and formerly used Leased Property at the time of sale or return of possession.

7.5.13 There are no disputes with any person or party with respect to boundary walls and fences or with respect to any easement or right over or means of access to the Real Property.

7.5.14 The Real Property enjoys the main services of water, drainage, electricity and gas.

7.5.15 The Real Property and the Leased Property is not located in an area or subject to circumstances particularly susceptible to flooding.

7.6    Other Property and Inventory

7.6.1 The Company has good and marketable title to all personal property including the machinery at the factories and other premises of the Company (the "Personal Property"), the main items of which are listed in the Financial Statements.

7.6.2 None of the Company's sales agents/distributors holds any inventory owned by the Company and the Company does not store inventory outside Germany except in the U.K. and with AT & S GmbH, Austria.

7.6.3 Except for customary retention of title the Personal Property is not subject to any attachments or charged with any pledges, liens, encumbrances or charges.

7.7    Legality and Business Operation

7.7.1 The conduct of the operations and the business of the Company does not violate any provisions of any applicable laws, orders, regulations or requirements, including but not limited to any laws, orders, regulations or requirements of any EU institution or any federal, state or municipal administrative body or entity having competence in relation thereto. With the exception of facts disclosed in Schedule 7.7.1 this applies, in particular but not limited to any environmental laws and regulations.

7.7.2 The Company complies with all EU and/or national and/or state and/or municipal laws, provisions, regulations and orders in respect of employment and employment practices and particularly in respect of work place protection, hygiene and safety protection.

7.7.3 Except as disclosed in Schedule 7.51 1 there are no past or present events which may materially interfere with the conduct of the business of the Company or prevent its continued compliance with any of the said laws, provisions, regulations and orders, or which may give rise to any liability, or otherwise form the basis of any claim, proceeding or investigation, based on or related to the use, storage or disposal or the release into the environment, of any pollutant, hazardous material or other substance or material with respect to the Company or its business.

7.7.4 The Company has at its disposal all EU and/or national and/or state and/or municipal licenses and permits as are necessary for carrying out and continuing its operations and business at the place and in the manner and capacity as presently conducted, as well as in accordance with its designed capacity.

       These licenses and permits are in full force and are not subject to conditions other than the conditions contained in these licenses themselves and do not require any further expenditure by the Company for the term of the license.

       The said permits and licenses have neither been suspended, revoked nor restricted, nor is a suspension, revocation or restriction impending or reasonably anticipated.

       The operations and the business of the Company are carried out in a manner which is consistent with the said licenses and permits.

7.7.5 There have been no serious industrial injuries suffered which may lead to a claim against the Company which is not fully covered by insurance. Since 1994 there have been no employment-related illness suffered by any employee at any time that may lead to a claim against the Company.

7.7.6 The products produced and distributed and the services supplied by the Company are in compliance with all applicable EU, federal, state or other laws and regulations as well as with all applicable industrial standards, like ISO, DIN and the like.

7.8    Insurance

7.8.1 The Company has purchased and maintained in full force and effect the insurance policies listed in Schedule 7.8.1.

7.8.2 All due premiums on the mentioned policies have been paid and all obligations under these policies have been fulfilled by the Company unless disclosed in Schedule 7.8.2.

7.8.3 The above-mentioned policies contain accurate descriptions of the insured properties and persons and offer the Company full cover against all risks normally insured against by the Company or persons carrying on a similar business and in particular adequately insure the assets of the Company.

7.8.4 Each of the above-mentioned policies will remain in effect for at least three months after the date hereof.

7.8.5 No notifications have been received with regard to the non-renewal of any policy.

7.8.6 There are no circumstances caused by the Company which may nullify any policy or which my cause premiums or deductibles to be increased.

7.9    Intellectual and Industrial Property

7.9.1 The Company is the sole and exclusive owner/holder of the copyrights, licenses, patents, trade and service marks, model and design rights described and listed by registration number in
       Schedule 7.9.1(a). All such rights which have previously been held by Seller 1 have been validly transferred to the Company. None of the aforementioned licenses, patents, marks, model and design rights or copyrights is encumbered or is subject to an agreement for its encumbrance by any right in favor of a third party, including usage rights, licenses, pledges or usufructs, except for the statutory rights of inventors to royalties on patents and except as listed on
       Schedule 7.9.1 (a). The Company does not own or use any copyrights, licenses, patents, trade and service marks, models and design rights other than those listed in Schedule 7.9.1.(a). Schedule 7.9.1(b) lists all licenses for industrial property rights which the Company uses or holds under license agreements.

7.9.2 The Company has taken all measures necessary to preserve and maintain the aforementioned licenses, patents, marks, model and design rights and copyrights and has, to the extent reasonable, registered them in the name of the Company. Except for German Patent Number 90/06101 all charges have been paid and none of such registrations has lapsed. None such patents, marks, model and design rights or copyrights is registered in a name other than the name of the Company.

7.9.3 The Company has not undertaken any obligation with respect to its know-how, trade secrets, confidential information or lists of customers or suppliers and has not communicated any of the foregoing or permitted any of the foregoing to be communicated to third parties.

7.9.4 The Company is fully authorized to carry on its business under the names listed in Schedule 7.9.4.

7.9.5 The licenses, patents, marks, model and design rights and copyrights held by the Company are sufficient for the carrying on of its business in its present form. The carrying on of the Company's business does not infringe upon intellectual and industrial rights of any third party and the Company is not liable for the payment of any royalty or compensation in any form in connection with intellectual and industrial property rights of any third party except as provided in Schedule 7.9.5.

7.9.6 The Company has not (otherwise than in the ordinary and normal course of business) disclosed or permitted to be disclosed or undertaken or arranged to disclose to any person other than the Buyer any of its know-how, trade secrets, confidential information, price lists or lists of customers or suppliers.

7.10   Employees and Pensions

7.10.1 The Company has no employees other than those listed in Schedule
       7.10.1 hereto which list includes all part-time employees and also the managing directors (collectively: the "Employees"), their date of birth, date of entry into service, current salary and benefits and their position. Apart from the Employees no person can claim to have a (full-time or part-time) employment agreement with the Company.

7.10.2 Schedule 7.10.2 lists the collective labor agreement(s) applicable to the Employees and all other existing agreements concluded with trade unions or the work councils.

7.10.3 The contracts of the Employees which are not covered by collective labour agreements are disclosed in Schedule 7.10.3.

7.10.4 The Company has no obligation, whether legally or established by custom, to pay or grant to any of its current or former Employees any salary, fringe benefit or premium save as reflected in the Financial Statements or in Schedule 7.10.4.

7.10.5 All pension liabilities for which reserves are allowed in accordance with German tax principles are correctly reflected in the Financial Statements.


7.10.6 The Company has no obligations arising from the termination or cancellation of any of its employment agreements, except as provided in Schedule 7.10.6.

7.10.7 There is no profit sharing, saving, (early) retirement, stock option or stock purchase plan in effect with or in respect for Employees and/or others.

7.10.8 Since December 31, 1996, save to the extent disclosed in Schedule 7.10.8, or contained in the Financial Statements:

       (a) no liability has been incurred by the Company for breach of any employment agreement for redundancy payments, protective awards or for compensation for wrongful dismissal or unfair dismissal or for failure to comply with any order for the reinstatement or re-engagement of any employee or for any other liability accruing from the termination or variation of any contract of employment or for services;

       (b) no gratuitous payment has been made or promised by the Company in connection with the actual or proposed termination or suspension of employment or variation of any contract of employment of any present or former director or employee;

       (c) no liability has been incurred for accident or injury to employees.

7.10.9 Unless disclosed in, Schedule 7.10.9 there are no schemes in operation by, or in relation to, the Company under which any Employee is entitled to a commission or remuneration of any other sort calculated by reference to the whole or part of the turnover, profits or sales of the Company. The Company does not intend to introduce such schemes. The Company has no written tables plans, directives or guidelines and any and all past bonus payments to employees have been discretionary .

7.11   Material Contracts

7.11.1 Except for the contracts and commitments disclosed in Schedule 7.11.1.(collectively: the "Material Contracts"), the Company is not a party to or in anyway bound by:

       (a) any lease or hire-purchase agreement for a period of more than six months:

       (b) any contract for the purchase of goods or services for a period of more than six months and/or exceeding an amount equivalent to DM 100,000;

       (c) any sales or similar agreement providing for the sale by the Company of goods for a period of more than six months and/or exceeding an amount equivalent to DM 100,000;

       (d) any partnership, joint venture or other similar contract, arrangement or agreement;

       (e)   any loan agreement or other banking and overdraft facility;

       (f)   any agency or distributorship agreement;

       (g) any contract or other document that limits the freedom of the Company to compete in any line of business or with any person or in any area after the date hereof;


       (h) any contract or commitment concerning the business of the Company as a whole;

       (i)   any power of attorney granted to third parties:

       (j) any guarantee, suretyship or indemnity in favor of third parties or any agreement to provide security in favor of third parties;

       (k) any mortgage, pledge or other security interest (including an assignment of claims) except as stated in the Financial Statements;

       (l) any agreement outside the ordinary course of business and/or not at arm's length.

       (m) any capital commitment or series of related capital commitments exceeding a value of DM 100,000.

7.11.2 Neither the Company nor any other party to the Material Contracts are in breach of any provision of, or in default under, the terms of any Material Contract, where such breach or default would reasonably be expected to have a materially adverse effect on the business of the Company.

7.11.3 To the knowledge of the Seller 1 the Company is not a party to any contract which shall or is likely to be terminated or changed by another party, nor is there any reason to believe that any customer or supplier of the Company will terminate or limit its business with the Company as a result of the conclusion of this Agreement and related agreements.

7.11.4 To the knowledge of the Seller 1 there is no reason to believe that any key employee, as set out in Schedule 7.11.4, of the Company will terminate his employment as a result of the conclusion of this Agreement and related agreements.

7.11.5 The conclusion of this Agreement and related agreements does, not conflict with or result in the termination of or accelerate the performance required by or under any contract to which the Company is a party, nor will it constitute a default thereunder. There is no contract to which the Company is party which depends on the continuation of the connection (whether as an officer of the Company or otherwise) of any person with the Company.

7.11.6 Except as in the ordinary course of business, the Company has not given or made any guarantee, warranty or representation in respect of articles or trading stock sold or contracted to be sold by it save for any warranty or guarantee implied by law or made or given in accordance with the Company's normal terms of trading and (save as aforesaid) has not accepted any liability or obligation to service, maintain, repair, take back or otherwise do or not do anything in respect of any articles or stock.

7.11.7 Except as disclosed in Schedule 7.11.7 there are no sales agent, distributor, manufacturer's representative, consignment or similar agreements, The agency agreements with Eltech S.A, France, ISOLA S.p.A., Italy and B-F International Inc., Korea have been terminated.

7.12   Violations and Litigation

7.12.1 Except as disclosed in Schedule 7,12.5, the Company has not violated any laws of Germany, or the laws of any other country, which violation could lead to a judicial decision, arbitration award or any other judgment or ruling by any judicial or arbitration court or governmental or regulatory authority or body which could materially affect the financial or commercial position of the Company.

7.12.2 No conflicts have arisen in the past five years between the Company and its employees except on an individual basis, and to the knowledge of the Seller I there are no existing circumstances which could lead to such a collective labor dispute.

7.12.3 The Company is not a party to any agreement or arrangement which contravenes the Act against Restraints on Competition ("Gesetz gegen Wettbewerbsbeschrankungen") or comparable provisions in other countries or which is or should have been registered under the aforementioned Act or was or should have been notified to the European Commission under Article 85 of the EU Treaty.

7.12.4 The Company has received no notice, summons or official request of any kind from the European Commission or from the authorities in Germany or in any other country, competent in anti-trust or competition matters, with respect to any aspect of the Companies' activities.

7.12.5 Unless disclosed in Schedule 7.12.5 the Company is not engaged in criminal, civil (including proceedings before labor courts), administrative, arbitration or any other type of legal proceedings against or affecting the Company, nor are there any such proceedings or any investigations threatened against the Company.

7.13   Taxes

7.13.1 The Company has properly filed all declarations and documents in connection with Taxes due on or before the date hereof in accordance with all tax laws and tax regulations and paid all Taxes, including any interest and penalties, on the due date and to the extent that Taxes payable are not yet due such Taxes have been provided for in the Financial Statements or in the books and records of the Company. The Company has kept proper and complete records in relation to all matters relating to Taxes.

7.13.2 There has not occurred in the past and until the day hereof any hidden dividend distribution.

7.13.3 The corporation tax loss carried forward of the Company as of December 31, 1996 amounts to DM 105,336,323 and has not changed by more than 8% thereof since then.

7.13.4 The trade tax loss carried forward of the Company as of December 31, 1996 amounts to DM 93,744,056 and has not changed by more than 8% thereof since then.

7.13.5 The Company has previously received waivers of debt from former shareholders and affiliated companies in the years 1992 through 1994. The amount of the debt waived in the years 1992 through 1994 does not exceed DM 53, 638,394.

7.14   Conduct of business

7.14.1 The tangible and intangible assets as well as all rights and know-how held by the Company are sufficient for the Company to continue its business as it was conducted heretofore.

7.14.2 The Company does not have any of its records, systems, or data recorded or operated or otherwise wholly or partly dependent on, or held by, any means (including any electronic, mechanical or photographic process whether computerized or not) which (including all means of access to it and from it) are not under the exclusive ownership and direct control of the Company, except for the calculation of the monthly wages and salaries which is done at Company Ratiodata, as well as the bookkeeping for the fixed assets for which the Company's software is being converted at Company Wilken in present.

7.14.3 Unless disclosed in.Schedule 7.14.3 during the 12 months ended on the date of this Agreement there has been no substantial change in the basis or terms on which any person is prepared to do business with the Company (apart from normal price changes), and no substantial customer or supplier of the Company has ceased or substantially reduced its business with the Company, and no indication has been received by the Company or the Sellers that there will or may be any such change, cessation or reduction.

7.15   Arrangements with the Sellers

       Except as listed in Schedule 7.15 the Company is not a party to any agreement or arrangement with any of the Sellers or any person or entity related to the Sellers.

7.16   Product Liability

       Except as disclosed in Schedule 7.16 no claims for defective products or product liability have been filed or notified against the Company. To the knowledge of the Seller 1 no such claims will be brought forward. To the knowledge of the Seller 1 there are no serial defects.

7.17   Grants and subsidies

7.17.1 As a result of the conclusion of this Agreement no grants, subsidies or similar benefits from any governmental, state, municipality, or EU authority will become repayable, in whole or in part.

7.17.2 Full particulars of all grants, allowances, subsidies, applied for or paid or made to the Company during the last three years by, and of all outstanding claims by the Company for, any grant or allowance from, any supranational, national or local authority or government agency are set out in Schedule 7.17.2 and the Company has not done or failed to do any act or thing which could result, nor will the sale of the Shares result in all or any part of such grant or allowance becoming repayable or forfeited or in a claim not being granted.

7.18   Miscellaneous

7.18.1 The Company will not be subject to any claims brought by a third party in connection with any assets formerly owned or used by the Company.

7.18.2 To the knowledge of the Seller 1 all written information which has been given by the Sellers or their respective professional advisers to the Buyer or to directors, employees and professional advisers of the Buyer in the course of the negotiations leading to this Agreement is true, complete and accurate in all respects and is not misleading because of any omission or ambiguity or for any other reason provided that this Article 7.18.2 does not apply to the representations and warranties given elsewhere in this Article 7 or to the information contained in the Schedules.

7.18.3 To the knowledge of the Seller 1 there are no material facts or circumstances, in relation to the assets, business or financial condition of the Company, which have not been fully and fairly disclosed in writing to the Buyer and which, if disclosed, might reasonably have been expected to affect the decision of the Buyer to enter into this Agreement.

7.18.4 True and complete copies of all documents listed in the Schedules to this agreement have been furnished to Buyer or Buyer's counsel.

7.18.5 The Seller 1 does not dispose of his entire assets or substantially all parts thereof by entering into or by performing his obligations under this Agreement. The spouse of the Seller 1 has approved the conclusion of this Agreement in a declaration attached hereto as Exhibit C.

7.19 The Seller 2 represents and warrants as of today the completeness and correctness of all facts and circumstances mentioned or described in Article 7.3 and 7.15 above as far as he or his Shares are concerned. The spouse of the Seller 2 has approved the conclusion of this Agreement in a declaration attached hereto as Exhibit D. Seller 2 confirms that he and the Company entered into a severance agreement mutually terminating Seller 2's employment agreement with the Company as of October 31, 1999 with no remaining liability of the Company (except pension) after such date.

                                Article 8
                           Legal Consequences

8.1 If one or more of the representations and warranties of the Sellers should turn out to be incomplete or incorrect, the Buyer has a claim for damages for nonperformance ("Schadensersatz wegen
       Nichterfullung").

8.2 The Buyer may alternatively demand that the Sellers pay an amount to the Company, its successor, or the Buyer which is necessary to procure a situation which conforms to the representation and warranties given under this Agreement.

8.3 The Seller 1 shall not be liable for claims totaling less than DM 500,000 in aggregate. If the claims by the Buyer exceed DM 500,000 in aggregate, the Seller 1 shall be liable only for the amount exceeding DM 500,000. In any case, the total liability of the Seller 1 shall be limited to a maximum amount of DM 1,700,000. The limitation of liability to a maximum amount of DM 1,700,000 shall not apply in case of a breach of the representations and warranties contained in Articles 7.2, 7.3, 7.5.1 through 7.5.4, 7.11.1 (e) and 7.15.

8.4 The legal principles expressed in sections 460 and 464 of the German Civil Code do not apply as far as gross negligence ("grobe Fahrlassigkeit") is concerned; however, the Buyer shall not be entitled to file a claim based upon any inaccuracy or misrepresentation of which the Buyer had actual knowledge as of the day hereof. Any facts or circumstances being disclosed in any of the schedules to this agreement shall be deemed to be a disclosure and to therefore constitute actual knowledge of the Buyer. Furthermore, the Buyer has conducted a legal due diligence and a financial due diligence relating to the Company. The Sellers have supported the due diligence by disclosing to the Buyer and its representatives the documents listed in Schedule 8.4. All facts contained in such documents are deemed to constitute actual knowl-edge of the Buyer.

8.5 The Seller 1 shall be given the right and opportunity to defend, at his own risk, discretion and expense, any action brought against the Company and/or the Buyer and/or any company related to the Buyer or any successor to the Company, the Buyer or such related company which might result in any liability of the Seller 1 towards the Buyer and/or the Company and/or any company related to the Buyer or any successor to the Company, the Buyer or such related company in connection with this Agreement, including the transactions contemplated hereunder, provided, however that the Buyer and/or the Company and/or any company related to the Buyer or any successor to the Company, the Buyer or such related company may participate in the defense of such action with counsel of its choice at its own expense. To the extent that the Seller 1 elects not to defend such action and the Buyer and/or the Company and/or any company related to the Buyer or any successor to the Company elects to defend such action the Buyer and/or the Company or such related company or any successor to the Company will act reasonably and in accordance with its good faith business judgment. The Sellers and the Buyer agree to cooperate fully with each other in connection with the defense of any such actions as mentioned above.

8.6 To the extent legally permissible, any further claims and remedies for breach of warranties or similar complaints by the Buyer, irrespective of nature, amount or legal basis, other than expressly considered hereto for, are expressly waived and excluded, in particular, without limitation, additional claims for damages under pre-contractual fault ("culpa in contrahendo"), tort and/or the right to reduce the purchase price and/or to rescind this Agreement or to withdraw from this Agreement.

                                Article 9
                          Limitation of Claims

9.1 All claims of the Buyer against the Seller 1 under this Agreement shall be limited in time one year after the date hereof except in cases in which this Agreement provides for a longer period of limitation.

9.2 Claims of the Buyer against the Seller 1 in connection with Taxes and/or interest and penalties on Taxes including claims for indemnification shall be limited in time six months after the Taxes have been paid and any decision of the tax authorities regarding such Taxes and/or interest and penalties on Taxes has become unappealable, at the latest, six months after the claim by the respective tax authority has become time-barred

9.3 Claims of the Buyer against the Seller 1 in connection with environmental matters shall become limited in time five years after the date hereof.

9.4    Claims of the Buyer resulting out of or in connection with Article
       7.3.1 through 7.3.3 (second part) and 7.5.1 through 7.5.3 shall become limited in time after 30 years after the date hereof.

9.5 The Financial Statements of the Company provide for reserves relating to, and in the amount of, the expected occurrence of the events or facts as described in Schedule 9.5. Warranty claims with respect to the events and facts mentioned in Schedule 9.5 can only be put forward by the Buyer to the extent that the reserves provided for such facts should turn out to be insufficient.

9.6 Warranty claims are reduced by the amount by which until the financial statements of the company as per February 28, 1998, are drawn up the reason for a reserve turns out to be obsolete. To the extent that additional Taxes assessed against the Company with respect to time periods up to the date hereof in turn result in subsequent reductions of taxes of the Company in time periods after the date hereof, any such subsequent reduction of Taxes shall be calculated at the net present value at the time of the arisal of the additional Taxes using a discount rate of 6% and shall be offset from the respective payment obligations of the Seller 1.

                               Article 10
                          Put and Call Options

10.1 The Seller 1 hereby offers to sell and transfer its remaining share in the Company in the nominal amount of DM 4,064,000 (in words:
       Deutsche Mark four million and sixty-four thousand) to the Buyer or any other person identified by the Buyer ("Call Option"). The consideration for the offered shares shall be settled by way of the issuance 103,000 of Park Shares.

       The offer shall be valid

       i) for a period of three months commencing five years after the date hereof.

       ii) for a period of three months commencing on the day on which the managing directors employment agreement (Exhibit A) between the Company and the Seller 1 should end, not, however, prior to November 1, 2002.

       The Call Option must be exercised by the Buyer in writing within the three-month period. The day of receipt of the written notice relating to the exercise of the Call Option shall be decisive. The Call Option has priority over the right of first refusal granted in
       Section 2 of the Articles of Association.

10.02 The Buyer hereby offers to accept the sale and transfer of the remaining share of the Seller 1 in the Company in the nominal amount of DM 4,064,000 (in words: Deutsche Mark four million and sixty-four thousand) to the Buyer or any other person identified by the Buyer ("Put Option"). The consideration shall be settled by way of issuance of the same number of Park Shares as provided under Article
       10.1 above.

       The offer shall be valid for a period of three months commencing five years after the date hereof. The Put Option must be exercised in writing by the Seller 1 within the three-month period. The day of receipt of the written notice relating to the exercise of the Put Option shall be decisive.

10.3 The Seller 1 undertakes not to sell, transfer, pledge, encumber or otherwise dispose of the Park Shares for a period of three years commencing from the date of receipt of such shares. The restriction will lapse as soon as Seller 1 should cease to be managing director of the Company.

10.4 In the event that the Seller 1 sells and transfers all or a portion of his shares in the Company to his wife and/or children, as provided for under Article 3.5, the Seller 1 shall transfer all rights and obligations arising from or in connection with the Put and Call Options to his wife and children.

10.5 In the event that the Buyer sells and transfers its share in the Company to any third party(ies), and if Seller I requests that his share in the Company also be sold to such third party, the Buyer's sale shall not be effective unless such third party also acquires the shares of Seller 1 at the same (pro rata) price. Upon request of the Buyer, the Seller 1 is obliged to sell and transfer his shares to the third party(ies) at the same (pro rata) price.






                               Article 11
                             Confidentiality

The Parties shall not knowingly use, disclose, furnish or make available to any person whatsoever any confidential or proprietary information that is related to or is necessary for or used in connection with the business of the Company (the "Confidential Information"), including without limitation the business and marketing plans, costs of manufacturing, formulas, customer lists and financial data relating to the business of the Company; provided, however, that the Parties may use or disclose Confidential Information (i) to the extent such Confidential Information is required to be used in connection with the preparation of and/or disclosed in any, tax return, related report or other filing that such party may be required to do with any governmental authority, (ii) to the extent such Confidential Information is required to be disclosed by a nonappealable order of a court of competent jurisdiction, or (iii) to the extend such Confidential Information is or becomes generally known to the public other than by reason of the disclosure of Confidential Information by a party . Furthermore, the Parties shall not disclose, furnish or make available to any person whatsoever any information relating to the negotiations and the existence of this Sale and Purchase Agreement except as required by law and/or in a press release agreed to by the Seller 1 and the Buyer. Notwithstanding the foregoing, after the date hereof the Buyer is entitled to disclose whatever it deems to be reasonable with respect to the business of the Company excluding the terms of this Agreement except as required by law and/or in a press release agreed to by Seller 1 and the Buyer. In addition, the Seller 1 and the Buyer shall agree on any press release issued by either of them describing the transaction contemplated herein.


                               Article 12
                             Non-Competition

12.1 The Sellers ensure for a period of five years after the date hereof that they shall not enter, either directly or indirectly into competition with, or take up any position of employment with a company which is partially or wholly engaged in business competitive to that of the Company or the Buyer or any subsidiary of the Buyer or of Park nor shall the Sellers participate in such company, business or business activity or engage in activities for any such business or business activity, also not in his own name or by lending his name. Participation in other companies of the competitive business up to 5 %, made for investment purposes only, are permitted. In case the Call Option or the Put Option contained in Article 10 should be exercised Seller's 1 obligation not to compete shall extend for additional five years starting with the receipt of the written notice that the option has been exercised.

12.2 The Sellers will not use the corporate name Dielektra or any other corporate name containing a reference to the word "Dielektra" in a competitive business or for any other purpose.

12.3 With respect to each breach of this non-competition obligation according to article 12.1 and 12.2, the Sellers shall pay to the Buyer a contractual penalty in the amount of DM 50,000. The Buyer expressly reserves the right to claim further damages exceeding the amount of the contractual penalty. If breach continues after notice, an additional penalty in the amount mentioned above shall become due at the beginning of each month. The Buyer reserves the right of performance of a non-competition obligation in addition to the contractual penalty and/or damages.





                               Article 13
                      Applicable Law, Jurisdiction

13.1 This Agreement, as well as any rights, obligations and transactions thereunder, shall be construed in accordance with, and governed by, the laws of the Federal Republic of Germany.

13.2 For all disputes arising out of this Agreement, including any dispute regarding the validity of this Agreement, the Sellers and the Buyer hereto submit to arbitration in accordance with the arbitration agreement concluded separately and attached hereto as Exhibit E.


                               Article 14
                                  Costs

Each party shall bear its own costs and expenses in connection with the preparation, execution and implementation of this Agreement, including any and all professional fees of their legal, tax and financial advisors. Any transfer taxes and costs in connection with the execution of this Agreement and the transactions contemplated hereunder shall be borne by the Buyer.


                               Article 15
                                 Notices

All notices and other material communication required or permitted under this Agreement shall be in writing or by telefax to the addresses listed below or such other addresses as any Party may designate from time to time:

(a) if to the Buyer to:          General Counsel
                                 Park Electrochemical Corporation
                                 5 Dakota Drive
                                 Lake Success, New York 11042, U.S.A.

(b) if to any of the Sellers to: Dieter Weiss
                                 Im Winkel 3853639
                                 Konigswinter

or such other addresses as any such party may designate from time to time.


                               Article 16
                              Miscellaneous


16.1 Changes to and amendments of this Agreement require written form, unless stricter form is required. This also applies to the change of this provision.

16.2 This Agreement contains all arrangements between the Parties in the subject matter.
16.3 In the event any provision hereof is or becomes for any reason wholly or partially invalid the remainder of this Agreement shall not be affected. In such an event such provision shall be considered to be agreed upon which the Parties to this Agreement would have chosen, had they known about the invalidity of such provision in order to reach the economic aim of the provision to the furthest extent possible. This applies accordingly to unforeseen contractual deficiencies.




16.4 The Parties are aware that the sale and transfer of the shares in the Company pursuant to Article 3.1 and 3.2 hereof requires notification to the Federal Cartel Office ("Bundeskartellamt") according to Section 23 of the Act against Restraints of Competition ("Gesetz gegen Wettbewerbsbeschrankungen"/"GWB") without undue delay. The Parties mutually agree to cooperate in such notification procedure.

The persons appearing are aware of the contents of the notarial deed dated 29th October 1997 (Deed Rolls-No. 1030/97) which has been presented to the persons appearing in original and in which the notarial assistant Mrs. Ulrike Kry fixed the wording of all Schedules mentioned in the present notarial deed.

The persons appearing declared:

We hereby approve of all declarations made by Mrs. Kry on our behalf in the aforementioned notarial deed, releasing her from the restrictions pursuant to section 181 German Civil Code "BGB").

All persons appearing waived the requirement that the aforementioned deed be read anew in accordance with section 13a Notarization Act
("Beurkundungsgesetz") after having been advised by the enacting notary public.

This notarial deed was read out to the persons who appeared in the presence of the Notary Public, was approved by them and was signed by them and the Notary Public in their own hands as follows: